Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FedFirst Financial Corporation

Announces Record Year-to-Date 2012 Results

MONESSEN, PA— January 31, 2013 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank (the “Bank”), today announced net income of $556,000 for the three months ended December 31, 2012 compared to $55,000 for the three months ended December 31, 2011, an increase of $501,000. Basic and diluted earnings per share were $0.20 for the three months ended December 31, 2012 compared to $0.02 for the three months ended December 31, 2011, an increase of $0.18 per share. The Company reported net income of $2.3 million for the year ended December 31, 2012 compared to $859,000 for the year ended December 31, 2011, an increase of $1.4 million. Basic earnings per share was $0.81 and diluted earnings per share was $0.80 for the year ended December 31, 2012 compared to basic and diluted earnings per share of $0.30 for the year ended December 31, 2011, an increase of $0.51 and $0.50 per share, respectively.

“We are extremely excited to announce these results to our stockholders,” said Patrick G. O’Brien, President and CEO.  “The record earnings that we are reporting this year are built on the foundation that we laid last year to improve our expense structure and position us for future growth.  Also contributing to our success this year were our ability to maintain our net interest margin in the face of a very challenging interest rate environment, reduced credit costs, which reflect improved stability in our local markets, and growth in non-interest income accomplished without reliance on gains on sales of securities.  Our shareholders benefited from the operational success that we had this year through an increase in our quarterly dividend, the payment of a special dividend at last year’s lower tax rates, and the successful completion of the repurchase of over 10% of our outstanding shares.”

Fourth Quarter Results

Net interest income for the three months ended December 31, 2012 decreased $83,000, or 3.1%, to $2.6 million compared to $2.7 million for the three months ended December 31, 2011. Paydowns and payoffs of higher yielding loans and securities resulted in a $443,000 decline in interest income. This was partially offset by a $232,000 decrease in deposits expense due to interest rate reductions on deposits and a $128,000 decrease in borrowings expense due to payoffs of higher cost borrowings that were replaced with short-term, lower-cost borrowings.

There was no provision for loan losses for the three months ended December 31, 2012 compared to $75,000 for the three months ended December 31, 2011. Net charge-offs were $205,000 for the three months ended December 31, 2012 compared to $96,000 for the three months ended December 31, 2011. Despite an increase in net charge-offs, the provision for loan losses in the current period was positively influenced by lower current year charge-off results that were incorporated into the loss history factors. In addition, a $714,000 substandard loan relationship was individually evaluated for impairment during the quarter and it was determined a specific reserve was not necessary.

Noninterest income decreased $72,000, or 7.2%, to $932,000 for the three months ended December 31, 2012 compared to $1.0 million for the three months ended December 31, 2011. The Company recognized a $305,000 gain on the sale of available-for-sale securities in the prior period which was partially offset by a $259,000 increase in insurance commissions in the current period.

Noninterest expense decreased $903,000, or 25.5%, to $2.6 million for the three months ended December 31, 2012 compared to $3.5 million for the three months ended December 31, 2011. Compensation expense decreased $919,000 primarily due to the termination of the Company’s supplemental executive retirement plan in the prior period. In addition, occupancy expense decreased $88,000 as a result of fully depreciated assets and a decrease in rent due to branch consolidation. This was partially offset by an $80,000 increase in other miscellaneous expenses primarily due to a marketing agreement signed by our insurance subsidiary.

Year-to-Date Results

Net interest income decreased $295,000 to $10.3 million for the year ended December 31, 2012 compared to $10.6 million for the year ended December 31, 2011. Paydowns and payoffs of higher yielding loans and securities resulted in a $1.6 million decline in interest income.  This was partially offset by a $769,000 decrease in deposits expense due to interest rate reductions on deposits and a $519,000 decrease in borrowings expense due to payoffs of higher cost borrowings that were replaced with short-term, lower-cost borrowings..

The provision for loan losses was $310,000 for the year ended December 31, 2012 compared to $850,000 for the year ended December 31, 2011. In the prior period, adjustments to the qualitative factors used in determining the allowance for loan losses contributed to the larger provision amount. Net charge-offs were $522,000 for the year ended December 31, 2012 compared to $576,000 for the year ended December 31, 2011.

Noninterest income increased $140,000, or 4.2%, to $3.5 million for the year ended December 31, 2012 compared to $3.3 million for the year ended December 31, 2011. In the current period, there was a $341,000 increase in insurance commissions and a financed real estate owned property was paid off which resulted in the recognition of $66,000 of income that had previously been deferred. In addition, the death of a former director in the current period resulted in the recognition of $33,000 in income from a bank-owned life insurance policy  and fees and service charge income increased $22,000 primarily due to changes in the Bank’s fee structure and related customer activity.  This was partially offset by the recognition of a $304,000 gain on the sale of available-for-sale securities in the prior period.

Noninterest expense decreased $1.9 million, or 15.7%, to $9.9 million for the year ended December 31, 2012 compared to $11.8 million for the year ended December 31, 2011. Compensation expense decreased $1.5 million primarily due to the termination of the Company’s supplemental executive retirement plan in the prior period and a decrease in stock-based compensation expense due to the final vesting of restricted stock awards and options. Occupancy expense decreased $285,000 as a result of fully depreciated assets and a decrease in rent due to a branch consolidation in the prior year. Federal Deposit Insurance Corporation’s insurance premiums decreased $45,000 due to the revised assessment methodology implemented in the second quarter of 2011. Other miscellaneous expense decreased $18,000 primarily due to a decrease in real estate owned expenses partially offset by an increase in advertising expenses.

Balance Sheet Review

Total assets decreased $16.5 million to $318.8 million at December 31, 2012 compared to $335.3 million at December 31, 2011. Securities available-for-sale decreased $9.9 million due to calls and paydowns, including a $2.0 million call of a Government Sponsored Enterprise security and a $665,000 partial call of a municipal bond, that was partially offset by the purchase of $10.9 million of securities. Net loans increased $4.3 million primarily as a result of growth in home equity and commercial real estate loans partially offset by payoffs and paydowns on one-to four- family mortgage and multi-family loans. Deposits decreased $7.5 million principally in certificates of deposit and money market accounts partially offset by an increase in noninterest-bearing and interest-bearing demand deposits. Stockholders’ equity decreased $5.5 million primarily due to $6.7 million of repurchases of the Company’s common stock and dividend payments of $1.1 million, which included a one-time special dividend payment of $684,000, partially offset by $2.3 million of earnings.  Other liabilities decreased $3.0 million primarily due to the final payouts to supplemental executive retirement plan participants. Borrowings decreased $611,000 due to the payoff of $8.0 million of matured advances and paydowns on amortizing advances partially offset by a $12.0 million short-term borrowing advanced at the end of the year.

About FedFirst Financial Corporation

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION

SELECTED FINANCIAL INFORMATION

	(Unaudited)
	December 31,	December 31,
(In thousands, except share and per share data)	2012	2011
Selected Financial Condition Data:
Assets	$318,760	$335,274
Cash and cash equivalents	5,874	14,571
Securities available-for-sale	42,582	52,448
Loans receivable, net	249,530	245,277
Deposits	214,057	221,540
Borrowings	48,678	49,289
Stockholders’ equity	53,294	58,801

	(Unaudited)		(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Selected Operations Data:
Total interest income	$3,340	$3,783	$13,949	$15,532
Total interest expense	761	1,121	3,632	4,920
Net interest income	2,579	2,662	10,317	10,612
Provision for loan losses	—	75	310	850
Net interest income after provision for loan losses	2,579	2,587	10,007	9,762
Noninterest income	932	1,004	3,475	3,335
Noninterest expense	2,644	3,547	9,944	11,794
Income before income tax expense and noncontrolling interest in net income of consolidated subsidiary	867	44	3,538	1,303
Income tax expense	305	—	1,251	432
Net income before noncontrolling interest in net income (loss) of consolidated subsidiary	562	44	2,287	871
Noncontrolling interest in net income (loss) of consolidated subsidiary	6	(11)	32	12
Net income of FedFirst Financial Corporation	$556	$55	$2,255	$859

Dividends per share	$0.29	$0.03	$0.40	$0.12
Earnings per share - basic	0.20	0.02	0.81	0.30
Earnings per share - diluted	0.20	0.02	0.80	0.30

Weighted average shares outstanding - basic	2,773,814	2,910,262	2,799,765	2,908,639
Weighted average shares outstanding - diluted	2,778,046	2,912,946	2,803,101	2,911,512

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Selected Financial Ratios(1):
Return on average assets	0.70%	0.06%	0.68%	0.25%
Return on average equity	3.92	0.37	3.84	1.43
Average interest-earning assets to average interest-bearing liabilities	129.31	123.92	128.22	122.53
Average equity to average assets	17.86	17.70	17.71	17.54
Interest rate spread	3.16	3.05	2.99	3.00
Net interest margin	3.46	3.38	3.32	3.35

	Period Ended
	December 31,	December 31,
	2012	2011
Allowance for loan losses to total loans	1.13%	1.21%
Allowance for loan losses to nonperforming loans	130.94	144.43
Nonperforming loans to total loans	0.86	0.84
Nonperforming assets to total assets	0.74	0.80
Net charge-offs to average loans	0.21	0.24
Tier 1 (core) capital and tangible equity (2)	14.02	13.59
Tier 1 risk-based capital (2)	22.55	24.04
Total risk-based capital (2)	23.81	25.30
Book value per share	$20.98	$19.88
Outstanding shares	2,540,341	2,957,302

(1) Three months ended ratios are calculated on an annualized basis.

(2) Capital ratios are for First Federal Savings Bank only

Note:

Certain items previously reported may have been reclassified to conform with the current reporting period’s format.